EXHIBIT 99.1

Krispy Kreme reports fourth quarter and full year 2024 financial results
Full Year 2024 Net Revenue of $1.7 billion and Full Year Organic Revenue growth of 5.0%
Introduces 2025 guidance

CHARLOTTE, NC (February 25, 2025) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today reported financial results for the fourth quarter and full year ended December 29, 2024.
Fourth Quarter Highlights (vs Q4 2023)
•Net revenue of $404.0 million
•Organic revenue(1) grew 1.8%, to $400.6 million, and was impacted adversely by an estimated 280 basis points from lost revenue linked to the 2024 Cybersecurity Incident
•GAAP net loss of $22.2 million
•Adjusted EBITDA(1) of $45.9 million, impacted adversely by an estimated $10 million impact from the 2024 Cybersecurity Incident
•GAAP operating cash flow of $27.0 million
Full Year Highlights (vs FY 2023)
•Net revenue of $1,665.4 million
•Organic revenue(1) grew 5.0%, to $1,658.1 million, and was impacted adversely by an estimated 70 basis points from lost revenue linked to the 2024 Cybersecurity Incident
•GAAP net income of $3.8 million
•Adjusted EBITDA(1) of $193.5 million, impacted adversely by an estimated $10 million impact from the 2024 Cybersecurity Incident
•GAAP operating cash flow of $45.8 million
•Global Points of Access increased 3,410, or 24.1% to 17,557

“We delivered an 18th consecutive quarter of year-over-year organic sales growth. Excluding the estimated cybersecurity incident impact, results were largely in line with our expectations,” said Josh Charlesworth, Krispy Kreme CEO.

“Last quarter, we announced we were aligning our talent and capital to our business priorities, and we have taken significant action. We have restructured our management teams to maximize profitable U.S. expansion and capital-light international growth. We expect to soon award contracts to outsource U.S. logistics. Finally, we have begun a process to evaluate refranchising certain international markets. I believe these changes will drive capital efficient growth, as we continue our transformation into a bigger and better Krispy Kreme.”

Financial Highlights	Quarters Ended			Fiscal Years Ended
$ in millions, except per share data	December 29, 2024	December 31, 2023	Change	December 29, 2024	December 31, 2023	Change
GAAP:
Net revenue	$404.0	$450.9	(10.4)%	$1,665.4	$1,686.1	(1.2)%
Operating (loss)/income	$(11.5)	$(5.3)	nm	$(8.7)	$13.1	nm
Operating (loss)/income margin	(2.8)%	(1.2)%	-160 bps	(0.5)%	0.8%	-130 bps
Net (loss)/income	$(22.2)	$1.9	nm	$3.8	$(36.6)	nm
Net (loss)/income attributable to KKI	$(22.4)	$2.6	nm	$3.1	$(37.9)	nm
Diluted (loss)/income per share	$(0.13)	$0.02	$(0.15)	$0.02	$(0.23)	$0.25

Non-GAAP (1):
Organic revenue	$400.6	$393.5	1.8%	$1,658.1	$1,578.8	5.0%
Adjusted net income, diluted	$1.2	$15.1	nm	$19.2	$46.2	nm
Adjusted EBITDA	$45.9	$64.1	(28.4)%	$193.5	$211.6	(8.6)%
Adjusted EBITDA margin	11.4%	14.2%	-280 bps	11.6%	12.6%	-100 bps
Adjusted EPS	$0.01	$0.09	$(0.08)	$0.11	$0.27	$(0.16)
(1)Non-GAAP figures – please refer to “Non-GAAP Measures” and “Reconciliation of Non-GAAP Financial Measures.”

Key Operating Metrics	Fiscal Years Ended
$ in millions	December 29, 2024	December 31, 2023	Change
Global Points of Access	17,557	14,147	24.1%
Sales per Hub (U.S.) trailing four quarters	$4.9	$4.9	—%
Sales per Hub (International) trailing four quarters	$10.1	$9.9	2.0%
Digital Sales as a Percent of Retail Sales	14.4%	19.3%	-490 bps
Fourth Quarter 2024 Consolidated Results (vs Q4 2023)
Krispy Kreme’s fourth quarter results reflect the strength of the omni-channel model, delivering net revenue of $404.0 million, a decline of 10.4%, compared to $450.9 million in the same quarter last year primarily due to the sale of a majority ownership stake of Insomnia Cookies in the third quarter of 2024 ($101 million impact) and the 2024 Cybersecurity Incident (estimated $11 million impact). Organic revenue grew 1.8%, driven by the Company’s first quarter of Delivered Fresh Daily (“DFD”) sales in excess of $100 million worldwide. Organic revenue was impacted adversely by an estimated 280 basis points from lost revenue linked to the 2024 Cybersecurity Incident.
GAAP net loss was $22.2 million, compared to income in the prior year of $1.9 million. GAAP Diluted Loss per Share was $(0.13), a decline of $(0.15) from the same quarter last year.
Global Points of Access grew 24.1%, linked to the Company’s accelerating U.S. expansion now reaching more than 1,900 McDonald’s restaurants with daily deliveries of Krispy Kreme doughnuts, alongside growth internationally.
Adjusted EBITDA in the quarter declined 28.4% to $45.9 million, linked to an estimated $10 million dollar impact from the 2024 Cybersecurity Incident, with Adjusted EBITDA margins contracting 280 basis points to 11.4%. Adjusted EBITDA Margin reflects an estimated 210 basis point negative impact from the 2024 Cybersecurity Incident.
Adjusted Net Income, diluted declined to $1.2 million in the quarter from $15.1 million in the same quarter last year. Adjusted EPS declined $0.08 to $0.01 from $0.09 in the same quarter last year, due to increased interest expense and depreciation and amortization and an estimated impact of $0.04 due to the 2024 Cybersecurity Incident.
Full Year 2024 Consolidated Results (vs FY 2023)
Krispy Kreme’s full year results reflect the sale of a majority ownership stake of Insomnia Cookies, as net revenue declined 1.2% to $1.67 billion in 2024, compared to $1.69 billion in the prior year. GAAP net income was $3.8 million, compared to a loss of $36.6 million. GAAP Diluted EPS was $0.02 compared to a loss of $0.23.

Total company organic revenue grew 5.0%, and was impacted adversely by an estimated 70 basis points from lost revenue due to the 2024 Cybersecurity Incident. Organic revenue growth was driven by Global Points of Access growth, strong marketing activations, and pricing actions.
Adjusted EBITDA declined 8.6% to $193.5 million, primarily linked to the sale of a majority ownership stake of Insomnia Cookies and an estimated $10 million impact from the 2024 Cybersecurity Incident. Adjusted Net Income, diluted declined to $19.2 million from $46.2 million in the prior year. Adjusted EPS declined $0.16 to $0.11 from $0.27 in the prior year, due to increased depreciation and amortization, as we invested in our global expansion as well as higher tax rates with a greater portion of earnings generated in higher tax rate jurisdictions.
Diluted weighted average common shares outstanding for the full year 2024 were 171.5 million, compared to 170.5 million for the full year 2023.
Fourth Quarter 2024 Segment Results (vs Q4 2023)
U.S.: In the U.S. segment, net revenue declined $50.9 million, or 17.2%, largely attributable to the sale of Insomnia Cookies ($57.4 million impact), a decline in retail sales, and the 2024 Cybersecurity Incident; partially offset by growth in the DFD business. Organic revenue declined by 1.2%, with an estimated headwind of 460 basis points attributable to the 2024 Cybersecurity Incident. Sales per Hub in the U.S. remained consistent at $4.9 million and DFD average sales per door per week decreased, as expected, and were $631, driven by changing customer mix.
U.S. Adjusted EBITDA decreased 44.0% to $23.6 million with Adjusted EBITDA margin contraction of 460 basis points to 9.6%, of which an estimated 350 basis points were attributable the 2024 Cybersecurity Incident.
International: In the International segment, net revenue grew $7.4 million, or 5.7%. International organic revenue grew 7.8%, driven by points of access growth of 648, or 14%, and continued premiumization efforts.
International Adjusted EBITDA declined 7.7% to $25.7 million with adjusted EBITDA margin declining approximately 270 basis points, as strength in Australia was offset by lower volume in the U.K. leading to deleveraging.
Market Development: In the Market Development segment, net revenue declined $3.4 million, or 14.2%, driven by the impact of franchise acquisitions. Organic revenue decline in the segment was 0.7%.
Market Development Adjusted EBITDA grew 6.8% to $11.9 million. Adjusted EBITDA margins expanded to 57.8%, driven by favorable sales mix and selling, general and administrative expense improvement.
Balance Sheet and Capital Expenditures
During the fourth quarter 2024, the Company invested $33.9 million in capital expenditures, driven primarily by investments in the Hub and Spoke model for the U.S. expansion of the DFD network. For the full year 2024, capital expenditures as a percentage of revenue were 7.25%.
In the full year 2024, the Company reduced its supply chain financing liabilities by $44.3 million, including a $23.2 million impact from the Insomnia Cookies divestiture. The company generated Operating Cash Flow of $45.8 million in the year.
2024 Cybersecurity Incident
As previously disclosed, unauthorized activity on a portion of our information technology systems resulted in the Company experiencing certain operational disruptions, including with online ordering in parts of the U.S. (the “2024 Cybersecurity Incident”). Online ordering, retail shops, and core business functions are now fully operational. The incident materially affected the Company’s business operations and is reasonably likely to materially impact the Company’s results of operations and financial condition. In the fourth quarter of 2024, we incurred approximately $3 million of remediation expenses related to the 2024 Cybersecurity Incident. In addition, we estimate that we lost revenue within our U.S. segment in an amount of $11 million related to the incident with a corresponding estimated $10 million impact on Adjusted EBITDA (includes margin on the aforementioned lost revenues, as well as operational inefficiencies). We expect to continue to incur costs in full year 2025 related to the incident, including operational inefficiencies early in the first quarter and costs related to fees for our cybersecurity experts and other advisors. The Company holds cybersecurity insurance that is expected to offset a portion of the losses and costs from the incident.

2025 Financial Outlook
Krispy Kreme issues the following guidance for the full year 2025 (vs FY2024)
•Net Revenue of $1,550 to $1,650 million
•Organic Revenue growth(1) of +5% to +7%
•Adjusted EBITDA(1) of $180 to $200 million
•Adjusted EPS(1) of $0.04 to $0.08
•Income Tax rate between 32% and 36%
•Capital Expenditures of 6% to 7% of net revenue
•Interest Expense, net of $65 million to $75 million
The company expects leverage to trend towards 4.0x by year end 2025.
Notes:
(1)Non-GAAP figures. The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Measures.”
Definitions
The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflects all locations at which fresh doughnuts can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors (which includes Delivered Fresh Daily (“DFD”) branded cabinets and merchandising units within high traffic grocery and convenience stores, quick service or fast casual restaurants (“QSR”), club memberships, and drug stores) and Cookie Bakeries (through the date of the Insomnia cookies divestiture), and other points at which fresh doughnuts can be purchased at both Company-owned and franchise locations as of the end of the respective reporting period. We monitor Global Points of Access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments and by asset type.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the respective reporting period.
•Hubs with Spokes: Reflects Hubs currently producing product for other Fresh Shops, Carts and Food Trucks, or DFD Doors, and excludes Hubs not currently producing product for other shops, Carts and Food Trucks, or DFD Doors.
•Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh Revenues is a measure focused on the Krispy Kreme doughnut business and includes product sales generated from our Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors, and digital channels and excludes sales from Cookie Bakeries and Branded Sweet Treats (through the date of the Insomnia cookies divestiture and Branded Sweet Treats exit, respectively). Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from Hubs with Spokes.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.
Conference Call
Krispy Kreme will host a public conference call and webcast at 8:30 AM Eastern Time today to discuss its results for the fourth quarter of 2024. To register for the conference call, please use this link. After registering, confirmation will be sent through email, including dial-in details and unique conference call codes for entry. To listen to the live webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay of the webcast will be available on the website within 24 hours after the call. Krispy Kreme’s earnings press release and related materials will also be available on the investor relations section of the Company’s website.
Investor Relations
ir@krispykreme.com

Financial Media
Edelman Smithfield for Krispy Kreme, Inc.
Ashley Firlan & Ashna Vasa
KrispyKremeIR@edelman.com
About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business with more than 17,500 fresh points of access. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities, and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com and follow us on social: X, Instagram and Facebook.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “plan,” “believe,” “may,” “continue,” “guidance,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “outlook,” “objective,” “seek,” “strive,” “working towards” or, in each case, the negatives of these words, comparable terminology, or similar references to future periods; however, statements may be forward-looking whether or not these terms or their negatives are used. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included in this press release. We consider the assumptions and estimates on which our forward-looking statements are based to be reasonable, but they are subject to various risks and uncertainties relating to our operations, financial results, financial conditions, business, prospects, future plans and strategies, projections, liquidity, the economy, and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors could cause our actual results to differ materially from those contained in forward-looking statements, including, without limitation: food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from the 2024 Cybersecurity Incident or any other material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; any harm to our reputation or brand image; changes in consumer preferences or demographic trends; the impact of inflation or changes in foreign exchange rates; our ability to execute on our omni-channel business strategy; regulatory investigations, enforcement actions or material litigation; and other risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and in other filings we make from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.
Non-GAAP Measures
This press release includes certain financial information that is not presented in conformity with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures including organic revenue growth/(decline), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted Net Income, Diluted, Adjusted EPS, Free Cash Flow, Net Debt, Fresh Revenue from Hubs with Spokes and Sales per Hub. These non-GAAP financial measures are not standardized, and it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP or a substitute for results reported under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, we urge you to review our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC and not to rely on any single financial measure.
The Company does not provide reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those reflected in our reconciliation of historic numbers. The variability of these items is unpredictable and may have a significant impact.
See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Krispy Kreme, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Fiscal Years Ended
	December 29, 2024 (52 weeks)	December 31, 2023 (52 weeks)	January 1, 2023 (52 weeks)
	(unaudited)
Net revenues
Product sales	$1,627,778	$1,651,166	$1,497,882
Royalties and other revenues	37,619	34,938	32,016
Total net revenues	1,665,397	1,686,104	1,529,898
Product and distribution costs	409,177	443,243	406,227
Operating expenses	809,916	776,589	704,287
Selling, general and administrative expense	274,303	266,863	223,198
Marketing expenses	47,695	45,872	42,566
Pre-opening costs	3,411	4,120	4,227
Other (income)/expenses, net	(3,967)	10,378	10,157
Depreciation and amortization expense	133,597	125,894	110,261
Operating (loss)/income	(8,735)	13,145	28,975
Interest expense, net	60,066	50,341	34,102
Gain on divestiture of Insomnia Cookies	(90,455)	—	—
Other non-operating expense, net	1,885	3,798	3,036
Income/(loss) before income taxes	19,769	(40,994)	(8,163)
Income tax expense/(benefit)	15,954	(4,347)	612
Net income/(loss)	3,815	(36,647)	(8,775)
Net income attributable to noncontrolling interest	720	1,278	6,847
Net income/(loss) attributable to Krispy Kreme, Inc.	$3,095	$(37,925)	$(15,622)
Net income/(loss) per share:
Common stock - Basic	$0.02	$(0.23)	$(0.10)
Common stock - Diluted	$0.02	$(0.23)	$(0.10)
Weighted average shares outstanding:
Basic	169,341	168,289	167,471
Diluted	171,500	168,289	167,471

	Quarter Ended
	December 29, 2024 (13 weeks)	December 31, 2023 (13 weeks)
	(unaudited)
Net revenues
Product sales	$394,193	$441,399
Royalties and other revenues	9,830	9,506
Total net revenues	404,023	450,905
Product and distribution costs	98,476	112,951
Operating expenses	200,190	200,636
Selling, general and administrative expense	67,153	74,508
Marketing expenses	12,484	13,771
Pre-opening costs	720	1,193
Other expenses, net	2,463	16,429
Depreciation and amortization expense	34,035	36,752
Operating loss	(11,498)	(5,335)
Interest expense, net	15,598	13,483
Gain on divestiture of Insomnia Cookies	(3,327)	—
Other non-operating expense, net	770	767
Loss before income taxes	(24,539)	(19,585)
Income tax benefit	(2,376)	(21,468)
Net (loss)/income	(22,163)	1,883
Net income/(loss) attributable to noncontrolling interest	280	(727)
Net (loss)/income attributable to Krispy Kreme, Inc.	$(22,443)	$2,610
Net (loss)/income per share:
Common stock - Basic	$(0.13)	$0.02
Common stock - Diluted	$(0.13)	$0.02
Weighted average shares outstanding:
Basic	169,989	168,609
Diluted	169,989	170,678

Krispy Kreme, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)

	As of
	December 29, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,962	$38,185
Restricted cash	353	429
Accounts receivable, net	67,722	59,362
Inventories	28,133	34,716
Taxes receivable	16,155	15,526
Prepaid expense and other current assets	31,615	25,363
Total current assets	172,940	173,581
Property and equipment, net	511,139	538,220
Goodwill	1,047,581	1,101,939
Other intangible assets, net	819,934	946,349
Operating lease right of use asset, net	409,869	456,964
Investments in unconsolidated entities	91,070	2,806
Other assets	19,497	20,733
Total assets	$3,072,030	$3,240,592
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$56,356	$54,631
Current operating lease liabilities	46,620	50,365
Accounts payable	123,316	156,488
Accrued liabilities	124,212	134,005
Structured payables	135,668	130,104
Total current liabilities	486,172	525,593
Long-term debt, less current portion	844,547	836,615
Noncurrent operating lease liabilities	405,366	454,583
Deferred income taxes, net	130,745	123,925
Other long-term obligations and deferred credits	40,768	36,093
Total liabilities	1,907,598	1,976,809
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both December 29, 2024 and December 31, 2023; 170,060 and 168,628 shares issued and outstanding as of December 29, 2024 and December 31, 2023, respectively	1,701	1,686
Additional paid-in capital	1,466,508	1,443,591
Shareholder note receivable	(1,906)	(3,850)
Accumulated other comprehensive (loss)/income, net of income tax	(32,128)	7,246
Retained deficit	(299,638)	(278,990)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	1,134,537	1,169,683
Noncontrolling interest	29,895	94,100
Total shareholders’ equity	1,164,432	1,263,783
Total liabilities and shareholders’ equity	$3,072,030	$3,240,592

Krispy Kreme, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Years Ended
	December 29, 2024 (52 weeks)	December 31, 2023 (52 weeks)	January 1, 2023 (52 weeks)
	(unaudited)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income/(loss)	$3,815	$(36,647)	$(8,775)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization expense	133,597	125,894	110,261
Deferred and other income taxes	3,067	(18,486)	(14,237)
Loss on extinguishment of debt	—	472	—
Impairment and lease termination charges	4,464	24,909	18,297
Loss on disposal of property and equipment	1,250	110	393
Gain on divestiture of Insomnia Cookies	(90,455)	—	—
Gain on remeasurement of equity method investment	(5,579)	—	—
Gain on sale-leaseback	(1,569)	(9,646)	(6,549)
Share-based compensation	35,149	24,196	18,170
Change in accounts and notes receivable allowances	646	654	570
Inventory write-off	2,783	11,248	868
Settlement of interest rate swap derivatives	—	7,657	8,476
Amortization related to settlement of interest rate swap derivatives	(5,910)	(10,289)	—
Other	(619)	2,155	2,232
Change in operating assets and liabilities, excluding business acquisitions and divestitures, and foreign currency translation adjustments:
Accounts, notes, and taxes receivable	(13,895)	(3,523)	(9,485)
Inventories	(2,011)	780	(12,515)
Other current and noncurrent assets	(873)	(2,395)	(1,691)
Operating lease assets and liabilities	(1,227)	5,111	(793)
Accounts payable and accrued liabilities	(20,156)	(74,471)	32,015
Other long-term obligations and deferred credits	3,355	(2,185)	2,581
Net cash provided by operating activities	45,832	45,544	139,818
CASH FLOWS PROVIDED BY/(USED FOR) INVESTING ACTIVITIES:
Purchase of property and equipment	(120,792)	(121,427)	(111,717)
Proceeds from disposals of assets	183	218	1,077
Proceeds from sale-leaseback	6,308	10,025	8,401
Acquisition of shops and franchise rights from franchisees, net of cash acquired	(31,938)	—	(17,330)
Purchase of equity method investment	(3,506)	(1,424)	(989)
Net proceeds from divestiture of Insomnia Cookies	124,126	—	—
Principal payment received from loan to Insomnia Cookies	45,000	—	—
Principal payments received from loans to franchisees	985	20	59
Disbursement for loan receivable	(1,086)	—	(975)
Net cash provided by/(used for) investing activities	19,280	(112,588)	(121,474)
CASH FLOWS (USED FOR)/PROVIDED BY FINANCING ACTIVITIES:
Proceeds from the issuance of debt	676,250	1,175,698	149,000
Repayment of long-term debt and lease obligations	(712,778)	(1,084,390)	(101,181)
Payment of financing costs	—	(5,175)	—
Proceeds from structured payables	376,189	241,148	282,023
Payments on structured payables	(345,327)	(214,574)	(294,457)
Payment of contingent consideration related to a business combination	—	(925)	(900)
Capital contribution from shareholders, net of loans issued	919	764	(288)
Payments of issuance costs in connection with initial public offering	—	—	(12,458)
Proceeds from sale of noncontrolling interest in subsidiary	1,562	292	593
Distribution to shareholders	(23,692)	(23,558)	(23,430)
Payments for repurchase and retirement of common stock	(5,489)	(1,880)	(4,019)
Distribution to noncontrolling interest	(41,583)	(15,538)	(11,721)
Net cash (used for)/provided by financing activities	(73,949)	71,862	(16,838)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(462)	(1,934)	(4,968)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(9,299)	2,884	(3,462)
Cash, cash equivalents and restricted cash at beginning of the fiscal year	38,614	35,730	39,192
Cash, cash equivalents and restricted cash at end of the fiscal year	$29,315	$38,614	$35,730

Net cash provided by operating activities	$45,832	$45,544	$139,818
Less: Purchase of property and equipment	(120,792)	(121,427)	(111,717)
Free cash flow	$(74,960)	$(75,883)	$28,101

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited and in thousands, except per share amounts)
We define “Adjusted EBITDA” as earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and certain other non-recurring, infrequent or non-core income and expense items. Adjusted EBITDA is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods. “Adjusted EBITDA margin” reflects Adjusted EBITDA as a percentage of net revenues.
We define “Adjusted EBIT” as earnings before interest expense, net and income tax expense, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and certain other non-recurring, infrequent or non-core income and expense items. Adjusted EBIT is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods.
We define “Adjusted Net Income, Diluted” as net income/(loss) attributable to common shareholders, adjusted for interest expense, share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, the tax impact of adjustments, and certain other non-recurring, infrequent or non-core income and expense items. “Adjusted EPS” is Adjusted Net Income, Diluted converted to a per share amount.
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted Net Income, Diluted, and Adjusted EPS have certain limitations, including adjustments for income and expense items that are required by GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as share-based compensation. Our presentation of these non-GAAP measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using these non-GAAP measures supplementally.

	Quarter Ended		Fiscal Years Ended
(in thousands)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net (loss)/income	$(22,163)	$1,883	$3,815	$(36,647)
Interest expense, net	15,598	13,483	60,066	50,341
Income tax (benefit)/expense	(2,376)	(21,468)	15,954	(4,347)
Share-based compensation	10,546	6,375	35,149	24,196
Employer payroll taxes related to share-based compensation	59	85	358	395
Gain on divestiture of Insomnia Cookies	(3,327)	—	(90,455)	—
Other non-operating expense, net (1)	770	767	1,885	3,798
Strategic initiatives (2)	(441)	5,216	19,993	29,057
Acquisition and integration expenses (3)	245	32	3,282	511
New market penetration expenses (4)	213	367	1,407	1,380
Shop closure expenses, net (5)	4,073	16,979	4,861	17,335
Restructuring and severance expenses (6)	6,792	2,251	7,561	5,050
Gain on remeasurement of equity method investment (7)	—	—	(5,579)	—
Gain on sale-leaseback	(1,569)	—	(1,569)	(9,646)
Other (8)	3,460	1,419	3,203	4,307
Amortization of acquisition related intangibles (9)	7,700	7,346	30,297	29,373
Adjusted EBIT	$19,580	$34,735	$90,228	$115,103
Depreciation expense and amortization of right of use assets	26,335	29,406	103,300	96,521
Adjusted EBITDA	$45,915	$64,141	$193,528	$211,624

	Quarter Ended		Fiscal Years Ended
(in thousands)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Segment Adjusted EBITDA:
U.S.	$23,561	$42,101	$112,767	$130,979
International	25,746	27,887	90,716	96,532
Market Development	11,858	11,104	47,904	42,966
Corporate	(15,250)	(16,951)	(57,859)	(58,853)
Total Adjusted EBITDA	$45,915	$64,141	$193,528	$211,624

	Quarter Ended		Fiscal Years Ended
(in thousands, except per share amounts)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net (loss)/income	$(22,163)	$1,883	$3,815	$(36,647)
Share-based compensation	10,546	6,375	35,149	24,196
Employer payroll taxes related to share-based compensation	59	85	358	395
Gain on divestiture of Insomnia Cookies	(3,327)	—	(90,455)	—
Other non-operating expense, net (1)	770	767	1,885	3,798
Strategic initiatives (2)	(441)	5,216	19,993	29,057
Acquisition and integration expenses (3)	245	32	3,282	511
New market penetration expenses (4)	213	367	1,407	1,380
Shop closure expenses, net (5)	4,073	16,979	4,861	17,335
Restructuring and severance expenses (6)	6,792	2,251	7,561	5,050
Gain on remeasurement of equity method investment (7)	—	—	(5,579)	—
Gain on sale-leaseback	(1,569)	—	(1,569)	(9,646)
Other (8)	3,460	1,419	3,203	4,307
Amortization of acquisition related intangibles (9)	7,700	7,346	30,297	29,373
Loss on extinguishment of 2019 Facility (10)	—	—	—	472
Tax impact of adjustments (11)	(4,075)	(29,303)	9,690	(20,729)
Tax specific adjustments (12)	(778)	979	(3,988)	(1,364)
Net (income)/loss attributable to noncontrolling interest	(280)	727	(720)	(1,278)
Adjusted net income attributable to common shareholders - Basic	$1,225	$15,123	$19,190	$46,210
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(8)	(13)	(20)	(28)
Adjusted net income attributable to common shareholders - Diluted	$1,217	$15,110	$19,170	$46,182
Basic weighted average common shares outstanding	169,989	168,609	169,341	168,289
Dilutive effect of outstanding common stock options, RSUs, and PSUs	1,861	2,069	2,159	2,204
Diluted weighted average common shares outstanding	171,850	170,678	171,500	170,493
Adjusted net income per share attributable to common shareholders:
Basic	$0.01	$0.09	$0.11	$0.27
Diluted	$0.01	$0.09	$0.11	$0.27
(1)Primarily foreign translation gains and losses in each period. Fiscal 2024 also consists of equity method income from Insomnia Cookies following the divestiture.
(2)Fiscal 2024 consists primarily of costs associated with the divestiture of the Insomnia Cookies business, preparing for the McDonald’s U.S. expansion, and global transformation. Fiscal 2023 consists primarily of costs associated with global transformation and U.S. initiatives such as the decision to exit the Branded Sweet Treats business, including property, plant and equipment impairments, inventory write-offs, employee severance, and other related costs. Fiscal 2022 consists mainly of equipment disposals, equipment relocation and installation, consulting and advisory fees, and other costs associated with the shift of Branded Sweet Treats manufacturing capability from Burlington, Iowa to Winston-Salem, North Carolina.
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Consists of start-up costs associated with entry into new countries in which the Company has not previously operated, including Brazil and Spain.
(5)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
(6)Fiscal 2024 consists primarily of costs associated with the restructuring of the U.S. and U.K. executive teams. Fiscal 2023 and 2022 consist primarily of costs associated with restructuring of the global executive team.
(7)Consists of a gain related to the remeasurement of the equity method investments in KremeWorks USA, LLC and KremeWorks Canada, L.P. to fair value immediately prior to the acquisition of the shops.
(8)Fiscal 2024 consists primarily of $3.1 million in costs related to remediation of the 2024 Cybersecurity Incident, including fees for cybersecurity experts and other advisors. Fiscal 2023 and fiscal 2022 consist primarily of legal and other regulatory expenses incurred outside the ordinary course of business.
(9)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Consolidated Statements of Operations.
(10)Includes interest expenses related to unamortized debt issuance costs from our prior credit agreement (the “2019 Facility”) associated with extinguished lenders as a result of the March 2023 debt refinancing.
(11)Tax impact of adjustments calculated by applying the applicable statutory rates. The Company’s adjusted effective tax rate is 34.0%, 27.2%, and 24.1% for each of the fiscal years 2024, 2023, and 2022, respectively. Fiscal 2024 and fiscal 2023 also include the impact of disallowed executive compensation expense. Fiscal 2022 includes the impact of disallowed executive compensation expense and a discrete tax benefit related to a legal accrual.
(12)Fiscal 2024 consists of the recognition of previously unrecognized tax benefits unrelated to ongoing operations, a discrete tax benefit unrelated to ongoing operations, the release of valuation allowances associated with the divestiture of Insomnia Cookies, and the effect of various tax law changes on existing temporary differences. Fiscal 2023 consists of the recognition of a previously unrecognized tax benefit unrelated to ongoing operations, the effect of tax law changes on existing temporary differences, and a discrete tax benefit unrelated to ongoing operations. Fiscal 2022 consists of the recognition of previously unrecognized tax benefits unrelated to ongoing operations, as well as benefits attributable to multiple tax years due to lapse of the statute of limitations. Fiscal 2022 also includes the effect of discrete adjustments to the Company’s deferred tax liabilities that are unrelated to the Company’s ongoing operations.

Krispy Kreme, Inc.
Segment Reporting
(unaudited and in thousands, except percentages or otherwise stated)

	Quarter Ended
	December 29, 2024	December 31, 2023	January 1, 2023
Net revenues:
U.S.	$245,121	$296,006	$270,836
International	138,386	130,978	113,015
Market Development	20,516	23,921	20,748
Total net revenues	$404,023	$450,905	$404,599
Organic revenue growth measures our revenue growth trends excluding the impact of acquisitions, divestitures, and foreign currency, and we believe it is useful for investors to understand the expansion of our global footprint through internal efforts. We define “organic revenue growth” as the growth in revenues, excluding (i) acquired shops owned by us for less than 12 months following their acquisition, (ii) the impact of foreign currency exchange rate changes, (iii) the impact of shop closures related to restructuring programs such as the shop portfolio optimization program initiated for Krispy Kreme U.S. during fiscal 2022, (iv) the impact of the Branded Sweat Treats business exit, (v) the impact of the divestiture of Insomnia Cookies, and (vi) revenues generated during the 53rd week for those fiscal years that have a 53rd week based on our fiscal calendar.

Q4 2024 Organic Revenue - QTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in fourth quarter of fiscal 2024	$245,121	$138,386	$20,516	$404,023
Total net revenues in fourth quarter of fiscal 2023	296,006	130,978	23,921	450,905
Total Net Revenues (Decline)/Growth	(50,885)	7,408	(3,405)	(46,882)
Total Net Revenues (Decline)/Growth %	-17.2%	5.7%	-14.2%	-10.4%
Less: Impact of Insomnia Cookies divestiture	(57,434)	—	—	(57,434)
Adjusted net revenues in fourth quarter of fiscal 2023	238,572	130,978	23,921	393,471
Adjusted net revenue growth/(decline)	6,549	7,408	(3,405)	10,552
Impact of acquisitions	(9,428)	(1,757)	3,244	(7,941)
Impact of foreign currency translation	—	4,545	—	4,545
Organic Revenue (Decline)/Growth	$(2,879)	$10,196	$(161)	$7,156
Organic Revenue (Decline)/Growth %	-1.2%	7.8%	-0.7%	1.8%

Q4 2023 Organic Revenue - QTD (in thousands, except percentages)	U.S.		International	Market Development	Total Company
Total net revenues in fourth quarter of fiscal 2023	$296,006		$130,978	$23,921	$450,905
Total net revenues in fourth quarter of fiscal 2022	270,836		113,015	20,748	404,599
Total Net Revenues Growth	25,170		17,963	3,173	46,306
Total Net Revenues Growth %	9.3%		15.9%	15.3%	11.4%
Less: Impact of shop optimization program closures	(1,754)		—	—	(1,754)
Less: Impact of Branded Sweet Treats exit	(8,841)		—	—	(8,841)
Adjusted net revenues in fourth quarter of fiscal 2022	260,241	—	113,015	20,748	394,004
Adjusted net revenue growth	35,765		17,963	3,173	56,901
Impact of foreign currency translation	—		(4,921)	—	(4,921)
Organic Revenue Growth	$35,765		$13,042	$3,173	$51,980
Organic Revenue Growth %	13.7%		11.5%	15.3%	13.2%

	Fiscal Years Ended
	December 29, 2024	December 31, 2023	January 1, 2023
Net revenues:
U.S.	$1,058,736	$1,104,944	$1,010,250
International	519,102	489,631	435,651
Market Development	87,559	91,529	83,997
Total net revenues	$1,665,397	$1,686,104	$1,529,898

Full Year 2024 Organic Revenue - YTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in fiscal 2024	$1,058,736	$519,102	$87,559	$1,665,397
Total net revenues in fiscal 2023	1,104,944	489,631	91,529	1,686,104
Total Net Revenues (Decline)/Growth	(46,208)	29,471	(3,970)	(20,707)
Total Net Revenues (Decline)/Growth %	-4.2%	6.0%	-4.3%	-1.2%
Less: Impact of shop optimization program closures	(463)	—	—	(463)
Less: Impact of Insomnia Cookies divestiture	(100,965)	—	—	(100,965)
Less: Impact of Branded Sweet Treats exit	(5,853)	—	—	(5,853)
Adjusted net revenues in fiscal 2023	997,663	489,631	91,529	1,578,823
Adjusted net revenue growth/(decline)	61,073	29,471	(3,970)	86,574
Impact of acquisitions	(15,656)	(2,865)	5,371	(13,150)
Impact of foreign currency translation	—	5,883	—	5,883
Organic Revenue Growth	$45,417	$32,489	$1,401	$79,307
Organic Revenue Growth %	4.6%	6.6%	1.5%	5.0%

Full Year 2023 Organic Revenue - YTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in fiscal 2023	$1,104,944	$489,631	$91,529	$1,686,104
Total net revenues in fiscal 2022	1,010,250	435,651	83,997	1,529,898
Total Net Revenues Growth	94,694	53,980	7,532	156,206
Total Net Revenues Growth %	9.4%	12.4%	9.0%	10.2%
Less: Impact of shop optimization program closures	(11,367)	—	—	(11,367)
Less: Impact of Branded Sweet Treats exit	(24,577)	—	—	(24,577)
Adjusted net revenues in fiscal 2022	974,306	435,651	83,997	1,493,954
Adjusted net revenue growth	130,638	53,980	7,532	192,150
Impact of acquisitions	(7,678)	—	2,227	(5,451)
Impact of foreign currency translation	—	(5,039)	—	(5,039)
Organic Revenue Growth	$122,960	$48,941	$9,759	$181,660
Organic Revenue Growth %	12.6%	11.2%	11.6%	12.2%

Fresh Revenues from Hubs with Spokes and Sales per Hub are defined above.

	Fiscal Years Ended
Sales per Hub (in thousands, unless otherwise stated)	December 29, 2024 (52 weeks)	December 31, 2023 (52 weeks)	January 1, 2023 (52 weeks)
U.S.:
Revenues	$1,058,736	$1,104,944	$1,010,250
Non-Fresh Revenues (1)	(3,161)	(9,416)	(38,380)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(307,665)	(399,061)	(404,430)
Fresh Revenues from Hubs with Spokes	747,910	696,467	567,440
Sales per Hub (millions)	4.9	4.9	4.5

International:
Fresh Revenues from Hubs with Spokes (3)	$519,102	$489,631	$435,651
Sales per Hub (millions) (4)	10.1	9.9	9.6
(1)Includes the exited Branded Sweet Treats business revenues as well as licensing royalties from customers for use of the Krispy Kreme brand.
(2)Includes Insomnia Cookies revenues (through the date of the divestiture) and Fresh Revenues generated by Hubs without Spokes.
(3)Total International net revenues is equal to Fresh Revenues from Hubs with Spokes for that business segment.
(4)International sales per Hub comparative data has been restated in constant currency based on current exchange rates.

Krispy Kreme, Inc.
Global Points of Access

	Global Points of Access
	Fiscal Years Ended
	December 29, 2024	December 31, 2023	January 1, 2023
	(unaudited)
U.S.:
Hot Light Theater Shops	237	229	234
Fresh Shops	70	70	62
Cookie Bakeries (1)	—	267	231
DFD Doors (2)	9,644	6,808	5,729
Total	9,951	7,374	6,256
International:
Hot Light Theater Shops	49	44	46
Fresh Shops	519	483	448
Carts, Food Trucks, and Other (3)	17	16	14
DFD Doors	4,583	3,977	3,210
Total	5,168	4,520	3,718
Market Development:
Hot Light Theater Shops	108	116	106
Fresh Shops	1,095	968	813
Carts, Food Trucks, and Other (3)	30	30	27
DFD Doors	1,205	1,139	917
Total	2,438	2,253	1,863
Total Global Points of Access (as defined)	17,557	14,147	11,837
Total Hot Light Theater Shops	394	389	386
Total Fresh Shops	1,684	1,521	1,323
Total Cookie Bakeries (1)	—	267	231
Total Shops	2,078	2,177	1,940
Total Carts, Food Trucks, and Other	47	46	41
Total DFD Doors	15,432	11,924	9,856
Total Global Points of Access (as defined)	17,557	14,147	11,837
(1)Reflects the divestiture of Insomnia Cookies during fiscal 2024.
(2)Includes more than 1,900 McDonald’s QSR shops as of December 29, 2024.
(3)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of Access in this category are primarily found in international locations in airports and train stations.

Krispy Kreme, Inc.
Global Hubs

	Hubs
	Fiscal Years Ended
	December 29, 2024	December 31, 2023	January 1, 2023
	(unaudited)
U.S.:
Hot Light Theater Shops (1)	232	220	228
Doughnut Factories	6	4	4
Total	238	224	232
Hubs with Spokes	158	149	133
Hubs without Spokes	80	75	99
International:
Hot Light Theater Shops (1)	40	36	34
Doughnut Factories	14	14	14
Total	54	50	48
Hubs with Spokes	54	50	48
Market Development:
Hot Light Theater Shops (1)	106	112	104
Doughnut Factories	27	23	24
Total	133	135	128
Total Hubs	425	409	408
(1)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.

Krispy Kreme, Inc.
Net Debt and Leverage
(in thousands, except leverage ratio)

	As of
	December 29, 2024		December 31, 2023
	(unaudited)
Current portion of long-term debt	$56,356		$54,631
Long-term debt, less current portion	844,547		836,615
Total long-term debt, including debt issuance costs	900,903		891,246
Add back: Debt issuance costs	3,322		4,371
Total long-term debt, excluding debt issuance costs	904,225		895,617
Less: Cash and cash equivalents	(28,962)		(38,185)
Net debt	$875,263		$857,432
Adjusted EBITDA - trailing four quarters	193,528		211,624
Net leverage ratio	4.5	x	4.1	x